EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES
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
                                                    FOR THE NINE
                                                    MONTHS ENDED
                                                    SEPTEMBER 30,                      FOR THE YEARS ENDED DECEMBER 31,
                                               ---------------------     -----------------------------------------------------------
                                                 1999         1998         1998         1997         1996         1995        1994
                                               --------     --------     --------     --------     --------     --------    --------
(IN THOUSANDS)
Earnings (loss) from continuing operations
  before income taxes and extraordinary items  $ 42,313     $ 23,897     $ 16,712     $ 38,906     $ 29,019     $ 24,928    $ 25,233

Fixed interest charges ......................   126,800      115,068      153,930      117,048       77,637       67,087      42,491
                                               --------     --------     --------     --------     --------     --------    --------
Earnings (loss):
  Including fixed interest charges ..........   169,113      138,965      170,642      155,954      106,656       92,015      67,724

  Excluding interest expense on deposits ....   111,468       89,285      103,928       87,723       52,010       45,369      36,078

Fixed interest charges excluding interest
  expense on deposits .......................    69,155       65,388       87,216       48,817       22,991       20,441      10,845

Ratios:
Earnings including fixed interest changes to
  fixed interest charges ....................      1.33         1.21         1.11         1.33         1.37         1.37        1.59

Earnings to fixed interest excluding interest
  on deposits ...............................      1.61         1.37         1.19         1.80         2.26         2.22        3.33

Dollar deficiency of earnings to fixed
   interest charges .........................  $   0.00     $   0.00     $   0.00     $   0.00     $   0.00     $   0.00    $   0.00
                                               ========     ========     ========     ========     ========     ========    ========
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